Item 30  Exhibit (h) i. c.1.iv.

FOURTH AMENDMENT TO
PARTICIPATION AGREEMENT

THIS AMENDMENT effective as of the 1st day of October, 2016.

WHEREAS, Massachusetts Mutual Life Insurance Company (“Company”), Waddell & Reed, Inc. (“W&R”), distributor for Ivy Funds Variable Insurance Portfolios, and Ivy Funds Variable Insurance Portfolios (the “Ivy Funds VIP”) entered into said Participation Agreement dated October 25, 2012 as amended, (the “Agreement”); and

WHREAS, effective October 1, 2016, W&R was replaced by Ivy Distributors, Inc. (“IDI”), an affiliated of Waddell & Reed, Inc., as the principal underwriter of Ivy Funds VIP;

WHEREAS, effective October 1, 2016, Ivy Funds VIP changed its name to Ivy Variable Insurance Portfolios;

WHEREAS, effective October 1, 2016, Waddell & Reed Investment Management Company was replaced by Ivy Investment Management Company, an affiliate of Waddell & Reed, Inc., as the investment manager of the Trust to provide investment advisory services to each series of the Trust;

NOW THEREFORE, in consideration of the mutual covenant hereinafter set forth, and intending to be legally bound, the parties do hereby agree to the following amendments to the Agreement:

1.	Effective as of October 1, 2016, W&R is no longer a party to the Agreement and IDI replaces W&R as a party to the Agreement.

2.	Effective as of October 1, 2016, all references to W&R in the Agreement are hereby changed to IDI.

3.	Effective as of October 1, 2016, Ivy Funds Variable Insurance Portfolios changed its name to Ivy Variable Insurance Portfolios (“Ivy VIP”).

4.	Effective as of October 1, 2016, all references to Ivy Funds VIP in the Agreement are hereby changed to Ivy VIP.

5.	Exhibit B of the Agreement is hereby deleted in its entirety and replaced with Exhibit B, attached hereto.

6.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed the Amendment as of the date first above written.

WADDELL & REED, INC.	IVY DISTRIBUTORS, INC.

/s/ Thomas W. Butch	/s/ Thomas W. Butch
By: Thomas W. Butch	By: Thomas W. Butch
Title: Chief Executive Officer	Title: President

IVY VARIABLE INSURANCE PORTFOLIOS

/s/ Philip J. Sanders
By: Philip J. Sanders
Title: President

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

/s/ Tina M. Wilson
By: Tina Wilson
Title: Senior Vice President

EXHIBIT B

Company, or its Agent, shall provide administrative services set out in Schedule A hereto and made a part hereof, as the same may be amended from time to time. For such Services, IDI agrees to pay to Company as follows:

(a)
Assets Under Management. Each quarter, Company shall invoice IDI and IDI shall pay to Company (1) a fee that shall be equal to                 basis points, on an annualized basis, of the average daily account value of all assets in the Portfolios in connection with the Contracts (“Aggregated Assets”) on existing accounts established before June 1, 2015, and (2) a fee that shall be equal to                 basis points, on an annualized basis, of Aggregated Assets on new accounts established on or after June 1, 2015 traded through the NSCC Fund/SERV system. In the event that Company establishes new accounts on or after June 1, 2015 that is not traded through the NSCC Fund/SERV system, Company shall invoice IDI and IDI shall pay a fee equal to                 basis points, on an annualized basis, of the Aggregated Assets.

The parties to this Agreement recognize and agree that IDI’s payments hereunder are for administrative services and personal Contract Owner services (as described in Schedule A) only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Portfolio shares, and are not otherwise related to investment advisory or distribution services or expenses. The Company represents and warrants that the fees to be paid by IDI for services to be rendered by Company pursuant to the terms of this Agreement are to compensate Company for providing administrative services to Ivy VIP and for providing personal services to Contract Owners as described in Schedule A, and are not designed to reimburse or compensate Company for providing any other services with respect to the Contracts or any Variable Account.

Payment Instructions:

The Company shall calculate the payment contemplated in this Exhibit B at the end of each calendar quarter (“Quarterly Payment”) and shall submit invoices on a quarterly basis to IDI or its designee at IvyFundsInvoices@IvyFunds.com or such other email address specified by IDI or its designee from time to time. The invoice will be submitted in a Microsoft Excel format and will include the following information:

1.	Total average daily assets during the period covered by the invoice by CUSIP and account.
2.	The basis point rate that applies to each CUSIP and account.
3.	The subtotal amounts due by CUSIP.
4.	The total amount due.
5.	Payment instructions (Wire/ACH/Check).
6.	Invoice contact information for the Company.

For the purpose of computing payments to the Company under this Exhibit B with respect to any Separate Account, the average daily assets attributable to shares of a Portfolio held by the Separate Account for any calendar quarter will be computed by totaling the share net asset value multiplied by total number of shares of the Portfolio held by the Separate Account on each calendar day during the calendar quarter and dividing by the total number of calendar days during such calendar quarter.

Any invoices shall only cover time periods for which this Agreement is in effect. All invoices will be paid to Company within forty-five (45) days of receipt.